Response to Item 77M

Eaton Vance Growth Fund

Eaton Vance Growth Fund ("Growth Fund")
was the surviving Fund in a merger with Eaton
Vance Multi-Cap Growth Fund ("Multi-Cap
Growth Fund"). In the merger, all of the assets of the Multi-Cap Growth were transferred to Growth Fund in exchange for the issuance of Growth Fund shares and the assumption of all of Multi-Cap Growth Fund's liabilities by Growth
Fund at a closing held on February 27, 2014. As a result of the merger, each shareholder of Multi-Cap Growth Fund received full and fractional Growth Fund shares equal in value at the close of regular trading on the New York
Stock Exchange on the date of the closing to the value of such shareholder's shares of the Multi-
Cap Growth Fund. The merger was approved by the Trustees of Multi-Cap Growth Fund on
August 11, 2014 and by the shareholders of Multi-Cap Growth Fund on January 22, 2015.
The Plan of Reorganization and other documents relevant to the merger are incorporated by reference to the Form N-14 (and amendments thereto) filing filed by Eaton Vance Special
Investment Trust on September 30, 2014
(Accession No. 0000940394-14-001341),
November 25, 2014 (Accession No.
0000940394-14-001557) and April 2, 2015
(Accession No. 0000940394-15-000472).